Exhibit 10.36

LA 08-08

EXCLUSIVE LICENSE AGREEMENT

between

Cell Targeting, Inc.

and

Burnham Institute for Medical Research

          This Exclusive License Agreement (“Agreement”), is entered into as of the 20th day of November, 2007 (hereinafter called “Effective Date”), by and between the Burnham Institute for Medical Research (the “Institute”), a California 501(c)(3) corporation, having its principal place of business at 10901 North Torrey Pines Road, La Jolla, CA 92037, and Cell Targeting, Inc. (“Licensee”), a Delaware corporation, having its principal place of business at 11000 Cedar Avenue, Suite 100, Cleveland, OH, 44106.

RECITALS

          WHEREAS, the Institute, is the owner of the Licensed Patents (as defined below) and Licensed Know-How (as defined below);

          WHEREAS, Licensee desires to obtain a royalty bearing exclusive license under the Licensed Patents and the Licensed Know-How to incorporate homing peptides into cell coatings capable of directing cells to specific organs or tissues, and to test, manufacture and sell these products on an exclusive or non-exclusive basis to researchers or companies working in the field of cell therapy, and to assist such researchers or companies to gain regulatory approval for products incorporating such cell coatings; and

          WHEREAS, the Institute is willing to grant a royalty bearing, exclusive license to the Licensed Patents and the Licensed Know-How to Licensee on the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined below) hereto hereby expressly agree as set forth below.

AGREEMENT

1.        DEFINITIONS

           “Affiliates” means with respect to Licensee, any corporation, partnership, trust or other entity that directly, or indirectly through one or more intermediaries, is controlled by or is under common control with Licensee. For such purposes, “control”, “controlled by” and “under common control with” shall mean the possession of the power to direct or cause the direction of the management and/or policies of an entity in general and/or in regard to specific matters relevant to this Agreement, whether through the ownership of voting stock or partnership interest, by contract or otherwise, and regardless of the particular percentage of equity ownership.

          1.1        “Commercially Reasonable Efforts” means efforts and resources consistent with prevailing cell therapy industry standards for companies of a similar size as Licensee for a product or compound owned by it or to which it has rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety or efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the profitability of the applicable products, and other relevant factors.

          1.2        “Confidential Information” means, without limitation, any confidential information of a Party relating to any use, process, method, compound, research project, work in process, future development, scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to the disclosing Party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic, electronic, or any other form, which is marked confidential or designated by the disclosing party as being confidential prior to disclosure or which is marked confidential and provided to the other Party within thirty (30) days of such disclosure.

          1.3        “FDA” means the United States Food and Drug Administration and any equivalent agency thereto.

          1.4        “Field” means the use of homing peptides in Licensed Products for (1) research use only reagents in preclinical investigations of cell therapy treatments and (2) to enhance cell therapy products for the treatment and/or prevention of disease or injury, in both cases only to the extent that such reagents or therapeutic products incorporate proprietary technology belonging to Licensee or licensed from a third party by Licensee.

          1.5        “First Commercial Sale” means with respect to any Licensed Product and any country of the world, the first sale of such Licensed Product under this Agreement, for use in the Field, to a third party in such country, after such Licensed Product has been granted regulatory approval for use in the Field by the competent regulatory authorities in such country. Licensed Products used in testing, clinical trials, pre-clinical investigations, for compassionate use, or as marketing samples to develop or promote Licensed Products shall be excluded from commercial sales.

          1.6        “Licensed Know-How” means all tangible or intangible data pertaining to the Licensed Patents, that to the best of Institute’s knowledge are owned or under the control of Institute, and which are not described in the Licensed Patents, but which are necessary or useful for the commercial exploitation of the Licensed Patents, and which are not generally publicly known, and which were prior to the Effective Date, fixed in a tangible medium of expression by Institute.

          1.7        “Licensed Patents” means the United States patent application(s) listed on Appendix A, the inventions described and claimed therein, and all patents anywhere in the world that issue from these, or any predecessor application, including without limitation, any provisional application, and any application anywhere in the world that claims or is entitled to claim, priority to such applications, or claims such inventions, including but not limited to any divisional, continuations, continuations-in-part, extensions (including supplemental protection certificates), substitutions, registrations, use cases, utility models, confirmations, re-examinations, renewals and any patents issuing on any of the foregoing, as well as extensions and reissues thereof.

          1.8        “Licensed Product(s)” shall mean any product that the manufacture, use or sale of which would infringe any Valid Claim of the Licensed Patents.

          1.9        “Licensed Technology” means the Licensed Patents and Licensed Know-How.

          1.10      “Net Commercial Sales” means the gross amount invoiced and received by Licensee or any Affiliate or Sublicensee as a result of commercial sales of the Licensed Product(s) to any person, entity or party that is not an Affiliate or Sublicensee or Affiliate of Sublicensee, after deduction of all the following to the extent applicable to such sales:

      (i)       all customary trade, case and quantity credits, discounts, refunds or rebates reflected in written documentation, including without limitation rebates accrued, incurred or paid to Federal Medicare and State Medicaid and any other price reductions required by a United States or foreign governmental agency;

     (ii)       actual allowances or credits for returns, including without limitation amounts received for sales which become the subject of a subsequent temporary or partial recall by a regulatory agency for safety or efficacy reasons outside the control of Licensee, and retroactive price reductions (including Medicaid, managed care and similar types of rebates) to the extent that each is included in Licensee’s, an Affiliate’s and/or a Sublicensee’s billings, provided, however, that amounts set aside for temporary recalls are added back to Net Commercial Sales should the temporary recall be cancelled;

    (iii)       cost of freight, postage, and freight insurance, (if paid by seller) to the extent that each is included in Licensee’s, an Affiliate’s and/or a Sublicensee’s billings;

    (iv)       sales taxes, value added taxes, excise taxes, and customs duties directly imposed and with reference to particular sales;

    (v)        reasonable and customary sales commissions to non-employees of Licensee reflected in written documentation; and

    (vi)       cost of export and/or import licenses and any taxes, fees or other charges associated with the exportation or importation of Licensed Products.

A sale or transfer to an Affiliate or a Sublicensee for re-sale by such Affiliate or Sublicensee shall not be considered a sale of Licensed Products for the purpose of this provision but the resale by such Affiliate or Sublicensee shall be a sale for such purposes. Any amounts received by Licensee, its Affiliates and/or Sublicensees in exchange for Licensed Products transferred or provided to any person or entity solely for use in pre-clinical investigations, testing, clinical trials, compassionate use, and/or as marketing samples to develop or promote the Licensed Products (but not for use as a reagent in research unrelated to development or FDA approval of Licensed Products), and income or other amounts received from Sublicensees for research and/or development or obtaining FDA approval of Licensed Products, including grants, gifts, awards, subsides and the like, shall not be included in the definition of Net Commercial Sales.

          1.11        “Net Sublicensing Revenue” means consideration of any kind and in any form received by Licensee from a Sublicensee pursuant to and in consideration of sublicenses granted pursuant to this Agreement from Net Commercial Sales of Licensed Products by such Sublicensees. Net Sublicensing Revenue shall not include any income to Licensee for research and development or obtaining FDA approval or other financial encumbrances not derived directly from Net Commercial Sales of Licensed Products.

          1.12        “Parties” means Licensee and the Institute, each of which, individually, is a “Party”.

          1.13        “Sublicensee” shall mean, with respect to any Licensed Product, a non-Affiliate third party that licenses the rights to practice such Licensed Technology from Licensee or its Affiliates.

          1.14        “Territory” means all countries of the world.

          1.15        “Valid Claim” means a claim of (i) a pending patent application included within the Licensed Patents, which claim is pending in good faith; or (ii) an issued patent included within the Licensed Patents, which claim has not lapsed, been canceled or become abandoned and has not been declared invalid or unenforceable by an unreversed and unappealable decision or judgment of a court or other appropriate body of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, provided that, with respect to claims of a pending patent application, if any such pending claim has not issued as a claim of an issued patent within four (4) years after the filing date from which such patent application takes priority, such pending claim shall not be a Valid Claim for purposes of this Agreement, unless and until, subsequent to such four (4) year period, such pending claim is issued as a claim of an issued and unexpired patent.

2.       GRANT OF LICENSE

          2.1         License Grant. Subject to the terms and conditions of this Agreement, the Institute hereby grants to Licensee and its Affiliates an exclusive, royalty-bearing license to practice Licensed Technology in the Territory and in the Field. The rights to practice Licensed Technology include the rights to make, have made, use, offer to sell, sell, import, export, or supply the Licensed Technology and to engage in any activity or conduct reasonably related to efforts to obtain any approval from the FDA.

          2.2         Sublicensing. Notwithstanding the foregoing, Licensee and/or its Affiliates shall have the right to license the rights to any Licensed Product to any third party.

                      2.2.1     For so long as Licensee is in full compliance with all of its obligations under this Agreement, Licensee may grant sublicenses under the Licensed Patents. Prior to the granting of any sublicense, Licensee will provide Institute with written notification of the name of the intended sublicensee, a brief description of the company, as well as a detailed term sheet containing the financial terms, the territory and all the relevant legal terms of the sublicense to the Institute. Licensee agrees to forward to Institute a copy of each fully executed sublicense postmarked within sixty (60) days of execution of such agreement.

                     2.2.2     Sublicensee may also grant sublicenses under the Licensed Patents. Prior to the granting of any sublicense, Sublicensee will provide Institute with written notification of the name of the intended sublicensee, a brief description of the company, and a copy of the proposed sublicense to the Institute.

                      2.2.3     Licensee will be responsible for its Sublicensees’ compliance with the terms of this Agreement, and Licensee will not grant any rights which are inconsistent with the rights granted to and obligations imposed on Licensee hereunder. Any act or omission of a Sublicensee, which would be a breach of this Agreement if undertaken or omitted by the Licensee, will be deemed to be a breach by Licensee of this Agreement. In the event of a breach by a Sublicensee of this Agreement, Licensee shall have ninety (90) days to remedy such breach before it is considered a breach of this Agreement by Licensee. Each sublicense granted by Licensee shall include an audit right by Institute of the same scope as provided in Section 5. No sublicense agreement will contain any provision that would cause Institute or Licensee to extend the term of this Agreement.

                     2.2.4     Termination of the license granted to Licensee under any of the provisions of Section 11 of this Agreement will terminate all sublicenses that may have been granted by Licensee, unless any sublicensee elects to continue its sublicense by advising Institute in writing, within thirty (30) days of the sublicensee’s receipt of written notice of such termination, of its election, and of its agreement to assume with respect to Institute all of the obligations (including obligations for payment) of Licensee contained in this Agreement. Any sublicense granted by Licensee will contain provisions corresponding to those of this paragraph respecting termination and the conditions of continuance of sublicenses.

          2.3        Reserved Rights. The Institute and permitted third party academic institutions may use inventions described or claimed in the Licensed Patents by the Institute, academic institutions or other third parties for non-commercial, non-clinical research. Such non-commercial research use of the Licensed Patents by permitted third party academic institutions shall be subject to the terms of the Material Transfer Agreement attached here as Appendix B. Institute shall inform Licensee of any executed Material Transfer Agreement in the Field.

The license grant set forth in Section 2.1 will be further subject to any license of inventions described or claimed in the Licensed Patents that the Institute is required by law or regulation to grant to the United States of America or to a foreign country or agency thereof, pursuant to an existing or future treaty between the United States of America and any foreign country.

         2.4        U.S. Manufacture. Licensee agrees that Licensed Products sold in the United States shall be manufactured substantially in the United States to the extent required by 35 U.S.C.§ 204 unless Licensee shall obtain, at its sole expense and effort, written permission from the United States Government to manufacture Licensed Products outside the United States.

         2.5        No Other Rights. The license granted hereunder shall not be construed to confer any rights, other than those affirmatively granted as set forth in Section 2.1, to Licensee by implication, estoppel or otherwise as to any technology not specifically set forth in this Agreement.

3.         DEVELOPMENT EFFORTS

           3.1        Commercially Reasonable Efforts. Licensee shall use its Commercially Reasonable Efforts to develop and commercialize Licensed Products on a schedule that is consistent with sound and reasonable business practices and judgment. The efforts of Affiliates shall be deemed efforts of Licensee for the purpose of determining Licensee’s compliance with this Section 3.1. Such efforts include, but are not limited to:

        (i)       the development, manufacture and sale of Licensed Products;

       (ii)       market a Licensed Product in the United States (or foreign territory) within twelve (12) months after FDA (or foreign equivalent) approval has been obtained (the “Milestone Event”);

       (iii)       reasonably fill the market demand for Licensed Products following commencement of marketing at any time during the term of this Agreement; and

      (iv)       obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products.

           3.2        Failure to Achieve Milestones. Licensee may request Institute approval to modify the Milestone Event described in Section 3.1(ii) above, which approval shall not be unreasonably withheld. If Licensee is unable to meet the Milestone Event set forth in Section 3.2(ii) above, Licensee shall be entitled to a twelve (12) month extension of the delayed Milestone Event upon payment to Institute of twenty thousand dollars ($20,000). If Licensee does not make such payment or, if after the extension, Licensee fails to achieve the Milestone Event, Institute shall have the option, in its sole discretion, to modify the Milestone Event or to terminate this Agreement.

            3.3       Reporting.

                      3.4.1     Within sixty (60) days of the Effective Date, Licensee shall provide to Institute a written research and development plan under which Licensee intends to research and develop the subject matter of the License granted hereunder. It is understood and agreed that such plan is amendable by Licensee in view of the results of its research and development activities. Such plan and all amendments thereto shall be Licensee’s Confidential Information, and Institute agrees to hold same in confidence in accordance with Article 16 below.

                      3.4.2     No later than sixty (60) days after June 30 of each calendar year, Licensee shall provide to Institute a written annual progress report describing progress on research and development, regulatory approvals, manufacturing, marketing and sales during the preceding twelve (12) month period and plans for the forthcoming year (“Progress Reports”). Licensee shall also provide any reasonable additional data Institute requires to evaluate Licensee’s performance. All such Progress Reports and additional data shall be Licensee’s Confidential Information and held by Institute in confidence in accordance with Article 16.

                      3.4.3     If Licensee at any time defaults in providing the written research and development plan or Progress Report when due hereunder and fails to provide the written research and development plan or Progress Report within sixty (60) days after Licensee’s receipt of written request there for from Institute, Institute may, at its option, terminate this Agreement and all licenses granted herein upon written notice.

4.         PAYMENTS AND REPORTS

            4.1        License Fee. As partial consideration for the rights conveyed by the Institute under this Agreement, Licensee shall, within thirty (30) days after the Effective Date of this Agreement, pay to the Institute a one-time, non-creditable, non-refundable license fee in the amount of Ten Thousand Dollars ($10,000), and Twenty Thousand Dollars ($20,000) within Thirty (30) days from completion of cumulative equity financing equal to or exceeding two million dollars ($2,000,000). Licensee shall, within thirty (30) days after the Effective Date of this Agreement issue to Institute a number of shares of Licensee’s Common Stock to constitute Three Percent (3%) of Licensee’s fully-diluted stock.

            4.2        Royalties. In addition to the consideration described in Section 4.1, Licensee shall pay the Institute a royalty based on Net Commercial Sales of Licensed Products on a Licensed Product-by-Licensed Product, country-by-country basis during the term of this Agreement of:

4%
for such Net Commercial Sales of pharmaceutical intermediate products, such as cell coating formulations (described by Licensee as “cell paints”) for which Licensee has generated a drug master file including such Net Commercial Sales of Licensed Products by all Sublicensees who have been granted sublicensing rights under this License Agreement;

10%	for such Net Commercial Sales of research use only Licensed Products developed by Licensee and sold by a third party; and

20%	of all Net Sublicensing Revenue.

If a royalty, upfront payment, milestone payment, or sublicense payment must be paid to a third party by Licensee or its Affiliates or Sublicensee based upon patents or other intellectual property rights in connection with an Licensed Product, then the royalty payable to Institute pursuant to this Section 4.2 shall be reduced by fifty percent (50%) of the applicable third party royalty; provided that, in no instance shall the royalty payable to Institute by Licensee or its Affiliates ever be reduced to less than Fifty Percent (50%) of that due in the absence of the third party obligation.

            4.3        Combination Products. If Licensee or its Affiliates or Sublicensee sell any Licensed Product that includes components other than those covered by the Licensed Patents that contribute significant and material value to said Licensed Product (“Combination Licensed Product”), then in lieu of the royalty rate specified in Section 4.2, inclusive of any reductions for third party royalties, the applicable royalty rate on the Net Commercial Sales of such Combination Licensed Product shall be calculated as the product obtained by multiplying the royalty rate specified in Section 4.2 by the fraction A/(A+B), in which A is the value of the technology licensed under this Agreement and B is the value of the other components; provided, however, that in no event shall the royalty rate payable to Institute for Net Commercial Sales of Combination Licensed Products ever be reduced to less than Two-and-One-Half Percent (2.5%) of Net Commercial Sales of the Combination Licensed Product. For purposes of this Section 4.3 the “value” of each component contributing value to the Licensed Product shall mean that component’s contribution to the combined value of the Combination Licensed Product. Furthermore, carriers, diluents, solvents and other such constituents of a potential Licensed Product shall be deemed not to contribute significant and material value to said Licensed Product.

          4.4        License Maintenance Fee. Licensee agrees to pay to Institute an annual License Maintenance Fee of Ten Thousand Dollars ($10,000) beginning on the first anniversary of the Effective Date and continuing annually for each subsequent year. The License Maintenance Fee shall be payable within thirty (30) days of such anniversary. The License Maintenance Fee is non-refundable and is not an advance or credit against royalties or any other payments. Following the First Commercial Sale of a royalty-bearing Licensed Product made by Licensee, its Affiliates or a Sublicensee, the License Maintenance Fee shall be creditable on an annual basis against earned royalties actually paid by Licensee.

          4.5        Payments. Payment of the royalties specified in Section 4.2 and Section 4.3 shall be made by Licensee to the Institute within thirty (30) days after March 31, June 30, September 30 and December 31 of each year during the term of this Agreement covering the quantity of Licensed Products sold by Licensee and/or its Affiliates or Sublicensee, as appropriate, during the preceding calendar quarter. After termination or expiration of this Agreement, a final payment shall be made by Licensee covering the whole or partial calendar quarter. Commencing with the First Commercial Sale, each quarterly payment shall be accompanied by a written statement of Net Commercial Sales of Licensed Products by Licensee and/or its Affiliates or Sublicensee, as appropriate, during such calendar quarter. Such written statements shall be duly signed by the Comptroller, Treasurer or Chief Financial Officer of Licensee on behalf of Licensee and shall show the Net Commercial Sales of Licensed Products by Licensee and/or its Affiliates or Sublicensee, as appropriate, during such calendar quarter and the amount of royalties payable under this Agreement based thereon.

          4.6        Failure to Make Payments. In the event Licensee fails to make any payment due and payable to the Institute hereunder, the Institute may, at its sole option, terminate this Agreement, in accordance with the procedures and cure provisions of Section 11.2.

          4.7        Form of Payment. All payments due hereunder are expressed in and shall be paid by wire transfer or check payable in United States Dollars, without deduction of exchange, collection or other charges, to the Institute, or to the account of the Institute at such other bank as the Institute may from time to time designate by written notice to Licensee.

          4.8        Interest. In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the tenth day following the due date thereof, calculated at the annual rate of the sum of (i) two percent (2%) plus (ii) the prime interest rate quoted by The Wall Street Journal on the date said payment is due, the interest being compounded on the last day of each calendar quarter; provided, however, that in no event shall said annual interest rate exceed the maximum legal interest rate for corporations. Each such royalty payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of the Institute to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment.

           4.9         Exchange Rate. With respect to each quarter, for countries other than the United States, whenever conversion of payments from any foreign currency is required, and such conversion shall be made at the rate of exchange reported in The Wall Street Journal on the last business day of the applicable calendar quarter.

           4.10       Taxes.

                      4.10.1 The payments required to be paid by Licensee to Institute pursuant to this agreement may be paid with deduction for taxes withheld under United States domestic law. The Licensee will reasonably assist Institute to obtain full benefit of any applicable tax treaty to reduce the amount of such withheld taxes.

                      4.10.2 In the event that the Licensee sublicenses the Licensed Technology to a third party that qualifies as a Untied States taxpayer, then all royalties payable to Institute on Net Commercial Sales of Licensed Product shall be paid directly to Institute by Sublicensee, to avoid payment of withholding taxes imposed by Licensee’s country.

                      4.10.3 In the event that the Licensee sublicenses the Licensed Technology to a third party that does not qualify as a Untied States taxpayer, then Licensee will ensure that the terms of the sublicense agreement are such that the royalties payable to Institute on Net Commercial Sales of Licensed Product will not be reduced by the amount of any withholding tax imposed by Sublicensee on Licensee’s royalty payment.

5.        RECORDS AND INSPECTION

          Licensee shall maintain or cause to be maintained a true and correct set of records pertaining to the Net Commercial Sales of Licensed Products by Licensee and/or its Affiliates or Sublicensee under this Agreement. Such records shall be kept at Licensee’s principal place of business or the appropriate principal place of business of the appropriate Affiliate or Sublicensee to which this Agreement relates. During the term of this Agreement and for a period of three (3) years thereafter, Licensee agrees to permit an independent certified public accountant or other independent agent selected and paid by the Institute, and reasonably acceptable to Licensee, to have access during ordinary business hours to such records as are maintained by Licensee, or its Affiliates or Sublicensee, as may be necessary, in the opinion of such party, to determine the correctness of any report and/or payment made under this Agreement. Such party shall not report to Institute any information other than as to the correctness of any such report or payment. Such audits may be exercised no more than once in any twelve (12) month period upon at least thirty (30) days prior written notice to Licensee. Any and all information learned or acquired by Institute’s agent or accountant pursuant to any such inspection shall be treated the same as Confidential Information of Licensee, in accordance with the provisions of Section 16 below. Before undertaking any such inspection, Institute’s agent or accountant shall agree in writing to be bound by the terms of this Section 5 and Section 16. The Institute shall bear the full cost of such audit unless the audit reveals an underpayment of royalty by more than five percent (5%). The cost of the audit shall be paid by Licensee if the discrepancy is an underpayment of royalty by more than five percent (5%); if the discrepancy is an overpayment, Institute shall refund to Licensee the amount of such overpayment within fifteen (15) days after the audit. Licensee shall pay the Institute all amounts the Institute is entitled to as determined by the audit, plus a one-and-a-half percent (1.5%) late fee on the amount due to the Institute, compounded monthly for each month that the payment is late from the date originally due.

6.        PATENTS

           6.1        Patent Prosecution and Maintenance. During the term of this Agreement, Institute shall diligently prosecute and maintain Licensed Patents using counsel to be chosen by Institute and to which Licensee has no reasonable objection. Licensee shall be provided with copies of all documents relating to the filing, prosecution, and maintenance of Licensed Patents in sufficient time to review such documents and comment thereon, if desired by Licensee, prior to filing, provided, however, that if Licensee has not commented on such documents prior to the deadline for filing a response with the relevant government patent office, Institute shall be free to respond without consideration of Licensee’s comments. Licensee shall keep this documentation confidential in accordance with Section 16 (Confidentiality) herein.

If Institute declines to prosecute or continue to prosecute any patent application or declines to maintain any patent included in the Licensed Patents, Institute shall give Licensee reasonable notice to this effect. From and after the date of such notice, Licensee will have the right, but not the obligation, to pay for the prosecution and/or maintenance of such patent application or patent, and such patent application or patent shall no longer be included in the Licensed Patents.

           6.2        Patent Costs. Licensee shall reimburse Institute Twenty Five Percent (25%) of all Licensed Patent expenses incurred incident to the filing, prosecution and maintenance of the Licensed Patents incurred and paid by Institute prior to the Effective Date $71,661.91. Payments shall be made in Four (4) equal installments: First (1st) payment shall be made within Thirty (30) days from completion of pre-seed round of financing and the Second (2nd), Third (3rd) and Fourth (4th) payments are due at Ninety (90) day intervals. Licensee shall reimburse Institute Twenty Five Percent (25%) of all ongoing patent related costs incurred during the term of the License payable on a quarterly basis; provided all such ongoing costs must be first approved by Licensee in writing.

           6.3        Effect of Licensee’s Discontinuing Payments. In the event that Licensee decides not to continue to support the prosecution of any patent or patent application in the United States or in the territories agreed in writing in Section 6.2, or the maintenance of a patent within the Licensed Patents, Licensee will give Institute at least sixty (60) days prior written notice of such election, except in the case in which the decision not to support continued prosecution is in response to a communication from the Institute, the Institute’s patent attorney, a patent office, or a foreign associate, relating to a deadline for taking action, in which case Licensee’s notice will be timely if given within half the time remaining between receipt by Licensee of the communication and the deadline for taking action. No such notice will have any effect on Licensee’s obligations to pay expenses incurred up to the effective date of such election. From and after the effective date of such election, Institute will have the right, but not the obligation, to pay for the prosecution and/or maintenance of the patent application or patent which Licensee is discontinuing and Licensee shall have no further rights thereto. Licensee may freely discontinue payment of expenses for cause (i.e., official actions, prior art, legal decisions, or statutes or other expressions of local law, which reasonably indicate that the material claims in the application or patent are or are likely to be unpatentable, unenforceable, or invalid). Where discontinuance of payments is not for cause (i.e., Licensee is unwilling to support and reimburse Institute for all reasonable and necessary patent expense related to the filing, prosecution and maintenance of the Licensed Patents, which are likely to be patentable, enforceable, or valid), from and after the effective date of such election, any such patent application or patent in any country as to which Licensee have elected to discontinue payment shall have the effect of excluding all patent applications or patents directed to the same subject matter in all relevant countries thereof from Licensed Patents, and from the scope of the license granted under this Agreement. All rights relating to such patent applications or patents shall revert to Institute and may be freely licensed by Institute to any other person or entity.

           6.4        Cooperation. Institute and Licensee shall cooperate fully in the preparation, filing, prosecution and maintenance of Licensed Patents and of all patents and patent applications licensed to Licensee. Each Party shall provide to the other timely notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents.

           6.5        Patent Marking. Licensee shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

7.         INDEMNITY AND INSURANCE

           7.1        Indemnity - Licensee. Licensee hereby agrees to indemnify and hold harmless Institute and its directors, officers, researchers, scientists, employees and agents (collectively, the “Institute Indemnitees”) from and against any losses, claims, damages, costs, and expenses (including attorneys’ fees) (collectively, “Losses”) incurred in connection with or arising from (i) any third party claims arising from Licensee’s use of any Licensed Technology; and (ii) any claims for death, personal injury or related property damage arising from Licensee’s development, manufacture, sale, marketing, distribution or use of any Licensed Products, but excluding Losses arising from or relating to the breach of this Agreement by Institute or the gross negligence or willful misconduct of any Institute Indemnitees. Without limiting the generality of the foregoing, such indemnity obligation shall apply to any product liability or other claims, including without limitation, personal injury, death or property damage, made by employees, subcontractors, or agents of Licensee, as well as by any customer, patient, hospital, doctor, or member of the general public who buys or uses an Licensed Product. Licensee shall monitor customer complaints and shall be responsible for corrections, withdrawal or alert notices.

           7.2        Insurance. Licensee shall for so long as Licensee manufactures, uses or sells any Licensed Product, maintain in full force and effect policies of (i) worker’s compensation and/or employers’ liability insurance within statutory limits and (ii) general liability insurance (with broad form general liability endorsement) with limits of not less than one million dollars ($1,000,000) per occurrence and a ten million dollar ($10,000,000) annual aggregate. From and after the time that Licensee or any of its Affiliates begin human clinical trials on any Licensed Product, Licensee shall use reasonable commercial efforts to obtain and maintain comprehensive general liability insurance, including products liability insurance, with reputable and financially secure insurance carriers in an amount which is customarily carried by companies at a comparable stage of development of new pharmaceutical products. Such coverage(s) shall be purchased from a carrier or carriers deemed reasonably acceptable to the Institute and shall name the Institute as additional insured. Upon request by the Institute, Licensee shall provide to the Institute copies of said policies of insurance.

8.         ACKNOWLEDGMENTS

            8.1       Licensee’s Acknowledgement. Licensee represents, acknowledges and agrees that the Licensed Technology involves technologies which have not been approved by any regulatory agency, and that Institute cannot guarantee the safety or usefulness of any Licensed Products.

            8.2        Corporate Power. Each Party hereby represents and warrants that such Party is duly organized and validly existing under the laws of the state of its incorporation or organization, as the case may be, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

            8.3        Due Authorization. Each Party hereby represents and warrants that such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

            8.4        Binding Obligation. Each Party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation or any court, government body or administrative or other agency having authority over it.

            8.5        Institute Acknowledgments. To the knowledge of Institute as of the Effective Date, none of the Licensed Patents is unenforceable or invalid or would be unenforceable or invalid if issued as patents.

9.        DISCLAIMER OF WARRANTIES

            EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE Institute MAKES NO WARRANTIES OR REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY, REGARDING OR WITH RESPECT TO THE LICENSED TECHNOLOGY OR LICENSED PRODUCTS. IN ADDITION, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE Institute MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, OF THE PATENTABILITY OF THE LICENSED PATENTS OR OF THE ENFORCEABILITY OF ANY PATENTS ISSUING THEREUPON, IF ANY, OR THAT THE LICENSED TECHNOLOGY OR LICENSED PRODUCTS ARE OR WILL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

10.       LIMITATION OF LIABILITY

            NEITHER PARTY NOR SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

11.       TERM AND TERMINATION

            11.1        Term.

The rights and licenses granted to Licensee and its Affiliates pursuant to Section 2.1 hereof, and the obligation to pay royalties on the Net Commercial Sales of Licensed Products pursuant to Sections 4.2 and 4.3, and the maintenance fee in Section 4.3, shall continue in full force and effect, on an Licensed Product-by-Licensed Product and country-by-country basis, until the expiration of the last to expire patent within the Licensed Patents containing a Valid Claim covering such product in the country of sale, whereupon Licensee shall have the royalty-free right to practice the Licensed Technology.

This Agreement shall become effective on the Effective Date and shall continue in full force and effect until the expiration of Licensee’s rights and licenses under Section 2.1 hereof, as set forth in Section 11.1, unless earlier terminated pursuant to this Article 11.

            11.2        Termination by Notice. Notwithstanding any provision herein, Licensee may terminate this Agreement in its entirety, at any time by giving Institute at least sixty (60) days’ prior written notice. All rights and obligations of Licensee with respect to such patent(s) and patent application(s) shall terminate on the date specified in the written notification.

            11.3        Default Remedies.

                        11.3.1        If Licensee at any time defaults in the payment of any sum when due hereunder and fails to make such payment within sixty (60) days after receipt of written notice thereof by Institute, Institute may, at its option, terminate this Agreement and all licenses granted herein upon written notice.

                        11.3.2        If either party at any time defaults in the making of any report hereunder, or commits any material breach of any of the terms, covenant or provisions of this Agreement, or makes any false report and fails to remedy any such default, material breach or report within sixty (60) days after receipt of written notice thereof by the non-breaching party, the non-breaching party may, at its option, terminate this Agreement and all licenses granted herein upon written notice.

            11.4        Default for Bankruptcy. Each Party shall have the right, at its option, to terminate this Agreement in the event that the other Party shall:

       (i)     file in court or agency pursuant to any applicable state or federal petition in bankruptcy (other than dissolution or winding up for the purposes of reconstruction or amalgamation) or if such party is served with an involuntary petition in bankruptcy, or

      (ii)     make an assignment of all or substantially all of its assets for the benefit of creditors, or

     (iii)     in the event that a receiver or trustee is appointed for the other Party and such Party shall, after the expiration of thirty (30) days following any of the events enumerated above, be unable to secure a dismissal, stay or other suspension of such proceedings.

In the event of termination of this Agreement all rights to the Licensed Patents shall revert to the Institute.

            11.5        Rights after Termination. At the date of any termination of this Agreement by Licensee pursuant to Section 11.2 hereof or by Institute pursuant to Section 11.3 hereof for material breach by Licensee or Section 11.4 hereof in the event of bankruptcy insolvency, dissolution, or receivership proceedings by Licensee, as of the date of termination set forth in Licensee’s termination notice (in the case of termination under Section 11.2) or receipt by Licensee of notice of such termination (in the case of a termination under Section 11.3 or 11.4), Licensee and its Affiliates shall immediately cease exploiting any of the Licensed Patents and return all copies of the same to the Institute and cease production of all Licensed Products; provided, however, that Licensee, its Affiliates and each Sublicensee may dispose of any Licensed Products manufactured as of the date of termination, and may complete manufacture of Licensed Products then in the process of manufacture, and sell them, provided that Licensee shall pay to the Institute running royalties in accordance with Sections 4.2 and 4.3 with respect thereto and otherwise complies with the terms of this Agreement.

            11.6        No Waiver; Survival. No termination of this Agreement shall constitute a termination or a waiver of any rights of either Party against the other Party accruing at or prior to the time of such termination. The obligations and rights of the Parties under Sections 1, 7.1, 7.2, 9, 10, 11, 14, 15, 16, 17 and the confidentiality-related provisions of Sections 3.4.1 and 3.4.2 shall survive termination of this Agreement for as long as necessary to permit their full discharge.

12.       ASSIGNABILITY

Licensee shall not assign the license granted hereunder or this Agreement without the prior written consent of Institute.

13.       GOVERNMENTAL COMPLIANCE

            13.1        Compliance with Laws. Licensee shall at all times during the term of this Agreement and for so long as it sells imports, exports, manufactures, uses, develops, distributes, markets or otherwise commercially exploits Licensed Products and/or Licensed Technology comply and require its Affiliates and Sublicensees to comply with all laws that control the import, export, manufacture, use, development, sale, marketing, distribution and other commercial exploitation of Licensed Products and/or Licensed Technology or any other activity undertaken pursuant to this Agreement.

            13.2        Governmental Approval or Registration. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee shall assume all legal obligations to do so. Licensee shall notify Institute if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. Licensee shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

14.         GOVERNING LAW

            This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of California without regard to its conflict of laws rules. This Agreement is expressly acknowledged to be subject to all federal laws, including, but not limited to, the Export Administration Act of the United States of America. No conflict-of-laws rule or law that might refer such construction and interpretation to the laws of another state, republic or country shall be considered.

15.         NOTICES

            Any payment, notice or other communication pursuant to this Agreement shall be mailed by first class, certified or registered mail, postage prepaid, or delivered by overnight delivery service addressed as follows or to such other address designated by written notice given to the other Party or faxed to the other party if the sender has evidence of successful transmission:

In the case of the Institute:
The Burnham Institute
10901 North Torrey Pines Road
La Jolla, CA 92037
ATTN: Chief Operating Officer

In the case of Licensee:
Arnold I. Caplan, PhD
Acting Chairman & Acting CEO
Cell Targeting, Inc.
11000 Cedar Avenue, Suite 100
Cleveland, OH, 44106

Any such payment, notice or other communication shall be effective upon receipt.

16.         CONFIDENTIALITY

             16.1        Treatment of Confidential Information. During the term of this Agreement, and for a period of five (5) years after this Agreement expires or terminates, a Party receiving Confidential Information of the other Party shall (a) maintain in confidence such Confidential Information to the same extent such receiving Party maintains its own proprietary information (but at a minimum each Party shall use reasonable efforts); (b) not disclose such Confidential Information to any third party without prior written consent of the other Party to this Agreement; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement. A Party shall have no such obligation with respect to any portion of such Confidential Information which:

       (i)     is publicly disclosed by the disclosing Party, or is otherwise publicly disclosed without the fault of the receiving Party, either before or after it becomes known to the receiving Party; or

      (ii)     was known to the receiving Party prior to when it was received from the disclosing Party, as evidenced by contemporaneous written records; or

     (iii)     is subsequently disclosed to the receiving Party in good faith by a third party who has a right to make such a disclosure; or

     (iv)     has been published by a third party which had a right to do so; or

      (v)     has been independently developed by the receiving Party without the aid, application or use of Confidential Information from the disclosing Party, such independent development being performed solely by persons not having access whatsoever to the disclosing Party’s Confidential Information, as evidenced by contemporaneous written evidence of same; or

     (vi)     is required by law to be disclosed, but then only to the limited extent of such legally required disclosure; provided, however, that the other Party shall be given prompt notice of any such legally required disclosure.

             Notwithstanding the foregoing, Licensee may disclose Institute’s Confidential Information to the extent that such disclosure is reasonably necessary, in accordance with the term and conditions of this Agreement, (a) to file or prosecute patent applications within the Licensed Patents, (b) pursue or defend litigation relating to the Licensed Patents, (c) seek or maintain regulatory approval for Licensed Products and/or Licensed Methods, or (d) for compliance with applicable governmental regulations; provided that, if Licensee intends to make any such disclosure, it shall give reasonable advance written notice to Institute of such intention. Furthermore, nothing in this Section 16.1 shall be construed to preclude Licensee from disclosing Institute’s Confidential Information to third parties in connection with the development and commercialization of Licensed Products and/or Licensed Methods including, without limitation, co-development, co-marketing and co-promotion in connection therewith, or in the process of obtaining private or public financing, as long as such third party(ies) agrees in writing to be bound by confidentiality provisions no less strict than those set forth in this Section 16.1.

              16.2        Publicity. Any publication, news release or other public announcement relating to this Agreement, including without limitation, entering to into this Agreement, or to the performance hereunder, shall first be reviewed and approved by both Parties, which approval shall not be unreasonably withheld. Either Party shall be entitled to disclose the substance of this Agreement to its shareholders (and to prospective shareholders to whom its stock is offered for purchase) under a confidentiality agreement consistent with this Agreement. Each Party shall also be entitled to provide a copy of this Agreement to the Securities and Exchange Commission (if required).

17.         GENERAL PROVISIONS

              17.1        Use of the Names. Licensee agrees that it shall not use in any way the name “The Burnham Institute” or any logotypes or symbols associated with the Institute or the names of any of the scientists or other researchers at the Institute without the prior written consent of the Institute. Institute agrees that it shall not use the name Cell Targeting or any logotypes or symbols associated therewith or the names of any scientists or other researchers of any of the foregoing, without the prior written consent of Licensee.

          17.2        Independent Contractors. The Parties hereby acknowledge and agree that each is an independent contractor and that neither Party shall be considered to be the agent, representative, master or servant of the other Party for any purpose whatsoever, and that neither Party has any authority to enter into a contract, to assume any obligation or to give warranties or representations on behalf of the other Party without the prior written consent of the other Party. Nothing in this relationship shall be construed to create a joint venture, agency, partnership, fiduciary or other similar relationship between the Parties.

          17.3        Non-Waiver. The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement or if a Party, having the right to declare this Agreement terminated, shall fail to do so, any such failure or neglect by such Party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof. None of the terms, covenants and conditions of this Agreement may be waived by a Party except by its written consent.

          17.4        Reformation. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction. Should any provision of this Agreement be so held to be unenforceable, such provision, if permitted by law, shall be considered to have been superseded by a legally permissible and enforceable clause which corresponds most closely to the intent of the Parties as evidenced by the provision held to be unenforceable.

          17.5        Modification. No amendment or modification of this Agreement shall be effective unless in writing signed by the Parties hereto No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Parties.

          17.6        Force Majeure. No liability hereunder shall result to a Party by reason of delay in performance to the extent caused by circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, war, civil unrest, labor unrest, or terrorism.

          17.7        Entire Agreement. The terms and conditions herein constitute the entire agreement between the Parties and shall supersede all previous agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof. No agreement or understanding bearing on this Agreement shall be binding upon either Party hereto unless it is in writing and signed by the duly authorized officer or representative of each of the Parties and it expressly refers to this Agreement.

          17.8         Headings. The headings for each Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Section.

          17.9         Counterparts. This Agreement may be signed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Signatures may be transmitted by facsimile, thereby constituting the valid signature and delivery of this Agreement.

          17.10       No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

          17.11       No Third Party Beneficiaries. No person or entity other than Institute, Licensee and their respective Affiliates and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

          17.12       Dispute Resolution. The Parties shall make diligent and reasonable efforts to amicably settle all disputes, controversies, or differences which may arise between the Parties hereto, out of, or in relation to or in connection with this Agreement. If a Party shall reasonably determine that it must seek a preliminary injunction, temporary restraining order or other provisional relief, upon the occurrence of a dispute between the Parties, including, without limitation, any breach of this Agreement or any obligation relating thereto, the matter shall be referred first to the President of Licensee and the COO of Institute, or their designees, who shall negotiate in good faith to resolve such dispute in a mutually satisfactory manner if circumstances permit, recognizing that an aggrieved party that wishes to seek a preliminary injunction or temporary restraining order may need to resort immediately to legal recourse. If such efforts do not result in a mutually satisfactory resolution, the dispute shall be finally settled by arbitration, by which each Party hereto is bound. Such arbitration shall be held in San Diego, California in accordance with the rules of the American Arbitration Association. Any such arbitration shall be conducted in the English language. There shall be three (3) arbitrators, including one nominee of Licensee, one nominee of Institute, and a third person selected by said nominees. Judgment upon the award rendered may be entered in the highest court or forum, state, or federal, having jurisdiction; provided, however, that the provisions of this Section 17.12 shall not apply to any dispute or controversy as to which any treaty or law prohibits such arbitration. The prevailing party shall be entitled to reasonable attorneys’ fees and costs to be fixed by the arbitrators.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement by their duly authorized officers and representatives effective as of the Effective Date.

Institute:		LICENSEE:

Burnham Institute for Medical Research		Cell Targeting, Inc.

/s/ Arnold I. Caplan
By:	/s/ Robert Zaugg	By:
	Robert Zaugg, Ph.D.	Arnold I. Caplan, Ph.D.
	Vice President Business Development	Acting Chairman & Acting CEO

Appendix A

Licensed Patents

TECH ID	PEPTIDE	TITLE	STATUS
04-055	CRPPR	Novel Heart Homing Peptides and Methods of Using Same	Prior to examination
04-055	CRPPR	Peptides that Selectively Home to Heart Vasculature and Related Conjugates and Methods	USApp 2006-0160743
06-043	CGLIIQKNEC (CLT1 peptide)	Methods and Compositions Related to Targeting Tumors and Wounds	Prior to examination
06-043	CNAGESSKNC (CLT2 peptide)	Methods and Compositions Related to Targeting Tumors and Wounds	Prior to examination
07-001	CAR	Wound Healing Peptides	Prior to examination
07-001	CRK	Wound Healing Peptides	Prior to examination
02-036	KDEPQRRSARLSA KPAPPKPEPKPKK APAKK (F3 peptide)	HMGN2 Peptides and Related Molecules that Selectively Home to Tumor Blood Vessels and Tumor Cells	USApp 2004-0186056
03-001	CREKA	Collagen-binding Molecules that Selectively Home to Tumor Vasculature and Methods of Using Same	USApp 2005-0048063
99-083	CRSWNKADNRSC	Heart Homing Peptides and Methods of Using Same	USP 6,303,573

Appendix B

Standard Material Transfer Agreement

Biological Material Transfer Agreement
(“Agreement”)

            Effective _______ (“Effective Date”) the Burnham Institute for Medical Research, a California non-profit public benefit corporation, located at 10901 North Torrey Pines Road, La Jolla, CA 92037 USA (“Institute”) and _______, a non-profit organization located at _______ (“Recipient”) agree as follows:

1.        Recipient has requested that Institute transfer the following research material: ____________ (“Material”) to Recipient for use by _____________________ (hereinafter, “Investigator”).

2.        Institute agrees to transfer Material to Recipient for use by the Investigator in his/her non-commercial research project, where such research project is not funded by and/or conducted for the benefit of any for-profit organization. Research project is described as follows: ______________________________________
_____________________________________________________________________________________________________________________________
_____________________________________________________________________________________________________________________________
_____________________________________________________________________________________________________________________________
_____________(hereinafter, “Research Project”) subject to Recipient’s agreement with all of the following terms and conditions:

a. Material, including any and all unmodified descendents and derivatives of Material, is the property of Institute.

b. Material represents a significant investment on the part of, and is proprietary to, Institute. Recipient will not attempt to obtain a patent claiming Material.

c.        Recipient agrees not to transfer Material to any person who is not under Investigator’s direct supervision at Recipient’s organization without advance written approval of Institute. Recipient will ensure that all persons authorized to use Material pursuant to this Agreement are aware of and agree to abide by all of the terms and conditions of this Agreement.

d.        Any uses of Material other than in connection with the Research Project are expressly prohibited. Recipient expressly agrees that the provision of Materials by Institute will not be construed as a grant of any right or license with respect to Materials except as set forth herein or in a duly executed license agreement.

e.        No rights are granted to Recipient under any patents, patent applications, trade secrets or other proprietary rights of Institute other than the right to use Material in the Research Project, subject to the terms of this Agreement.

f.        Recipient agrees to use its reasonable efforts (no less than the protection given its own confidential information) to maintain in confidence, for a period of five (5) years from the date of its disclosure, any of Institute’s information about Material that is disclosed by Institute to Recipient and that, by appropriate marking, is identified as “Confidential” and proprietary at the time of disclosure (“Confidential Information”). Confidential Information will not include information that:

(i)	is publicly available prior to the date of this Agreement or becomes publicly available thereafter through no wrongful act of Recipient;
(ii)	was known to Recipient prior to the date of disclosure or becomes known to Recipient thereafter from a third party having an apparent bona fide right to disclose the information;
(iii)	is disclosed by Recipient with Institute’s prior written approval;
(iv)	is disclosed by Institute without restriction on further disclosure;
(v)	is independently developed by Recipient;
(vi)
Recipient is obligated to produce pursuant to an order of a court of competent jurisdiction or a valid administrative or Congressional subpoena, provided that Recipient (a) promptly notifies Institute and (b) cooperates reasonably with Institute’s efforts to contest or limit the scope of such order and (c) takes all necessary steps to protect the confidentiality of the Confidential Information including without limitation filing any documents with the court under seal.

g.       Recipient may publish, or otherwise publicly disclose the results of the Research Project, provided however that in all oral presentations or written publications concerning the Research Project, no such publication or disclosure may include any of Institute’s Confidential Information without Institute’s prior written approval. In accordance with scientific custom, Institute’s provision of Material will be noted in all written or oral public disclosures concerning the Research Project, as is appropriate.

h.       Recipient agrees that it will share the results of its research utilizing Material with Dr. __________________________of Institute under the terms of confidentiality and non-disclosure set forth in this Agreement.

i.        If Recipient desires to use Material or any part thereof for commercial, for-profit making purposes, Recipient agrees, in advance of such use, to negotiate in good faith with Institute to establish terms of a commercial license. It is understood by Recipient that Institute shall have no obligation to grant such license to Recipient, and may grant licenses to others, or sell or assign all or part of its rights in Materials to any third party, subject to any preexisting rights held by others and obligations to the Federal Government.

j.        Material is provided as a service to the research community. IT IS PROVIDED TO RECIPIENT “AS IS” WITH NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Institute makes no representations that the use of Material will not infringe any patent or proprietary rights of third parties.